Exhibit 5.2

[Letterhead of Polsinelli Shughart PC]

November 14, 2012

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, KS 66251

Ladies and Gentlemen:

We are special Kansas counsel to Sprint Nextel Corporation, a Kansas corporation (the “Company”), in connection with the public offering of $2,280,000,000 aggregate principal amount of the Company’s 6.000% notes due 2022 (the “Notes”), pursuant to the Underwriting Agreement, dated November 8, 2012, by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representative of the several underwriters (collectively, the “Underwriters”) listed on Schedule I attached thereto (the “Underwriting Agreement”). The offering by the Company is being made pursuant to a prospectus supplement dated November 8, 2012 and the accompanying base prospectus dated December 20, 2010 (such documents, collectively, the “Prospectus”) composing part of the Company’s automatic shelf registration statement on Form S-3ASR (File No. 333–171301) filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 20, 2010 (as the same may be amended from time to time, the “Registration Statement”) relating to the proposed offer and sale of an unspecified principal amount of the Company’s debt securities, including the Notes. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The Company is issuing the Notes pursuant to an indenture dated as of November 20, 2006 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as indenture trustee (the “Indenture Trustee”), as supplemented by the sixth supplemental indenture, dated as of November 14, 2012 (the “Supplemental Indenture”), by and between the Company and the Indenture Trustee (the Base Indenture as supplemented by the Supplemental Indenture is referred to in this letter as the “2022 Notes Indenture”).

In such capacity, we have reviewed and relied only on:

(A)	copies of (I) the Amended and Restated Articles of Incorporation of the Company (the “Articles”); (II) the Company’s Amended and Restated Bylaws (the “Bylaws”); (III) resolutions adopted by the Board of Directors of the Company on July 25, 2006, September 25, 2006, and November 7, 2012; (IV) resolutions adopted by the Finance Committee (the “Finance Committee”) of the Board of Directors on November 9, 2006 and November 6, 2012; and (V) unanimous written consent minutes of the Pricing Subcommittee of the Finance Committee dated as of November 15, 2006 and November 8, 2012; all of which have been certified to be correct and complete and in full force and effect by the Secretary of the Company;

(B)	the Notes and the Supplemental Indenture;

(C)	the Base Indenture;

(D)	the Underwriting Agreement;

(E)	a certificate from the Kansas Secretary of State indicating that the Company is in good standing in Kansas as of November 6, 2012;

(F)	a certificate of an officer of the Company delivered to this law firm (the “Officer’s Certificate”); and

(G)	the Registration Statement and the Prospectus.

The documents listed in clause (A) are collectively referred to herein as the “Corporate Records.” The documents listed in clauses (B) through (D) are collectively referred to herein as the “Transaction Documents.” The documents listed in clauses (E) through (G) are collectively referred to herein as the “Due Diligence Information.”

We call your attention to the fact that, to the extent specifically qualified and limited below in paragraphs (a) through (h) and in the specific opinions rendered, we did not conduct an investigation that independently confirms the facts upon which we render this opinion and, with your permission, we have assumed and relied upon the accuracy of all factual information set forth in and made by the Company in the Registration Statement, the Prospectus, the Transaction Documents and the Officer’s Certificate, together with certain representations and statements made to us by public officials as to factual matters material to the opinions expressed herein.

In rendering our opinions as to the good standing of the Company, we have relied exclusively on a certificate of a public official.

The opinions and statements expressed herein are subject to the following assumptions, comments, conditions, exceptions, qualifications and limitations:

(a) Our opinions and statements expressed herein are restricted to matters governed by the internal laws of the State of Kansas, without regard to conflict of laws.

(b) In reviewing the Transaction Documents, Corporate Records, and Due Diligence Information, we have assumed the genuineness of all signatures and initials thereon, the genuineness of all notaries contained thereon, and the conformance of all copies with the original thereof and originals to all copies thereof. We have further assumed that all certificates, documents and instruments dated prior to the date hereof remain accurate and correct on the date hereof. We have made no review of agreements, documents or transactions described or referred to in the Corporate Records other than the Corporate Records, and we express no opinion as to the effect of such terms, conditions or provisions of such agreements, documents and transactions upon the Transaction Documents or the matters discussed herein. We have further assumed that all Due Diligence Information is accurate, complete and authentic (including proper indexing and filing).

(c) None of the opinions below includes any implied opinion unless such implied opinion is both (i) essential to the legal conclusion reached by the express opinions set forth below, and (ii) based upon prevailing norms and expectations among experienced lawyers in the State of Kansas, reasonable under the circumstances.

(d) We have assumed the issuance and sale of the Notes is not prohibited under any agreement or corporate document, other than the Articles and Bylaws to which we opine in paragraph 4 below, that is binding upon the Company.

(e) We have assumed that no stop order suspending the effectiveness of the Registration Statement or of any post-effective amendment to the Registration Statement is or will be in effect and no proceedings for such purpose or pursuant to Section 8 of the Securities Act have or will have been instituted or threatened by the Commission against the Company or related to the offer and sale contemplated in the Prospectus.

(f) To the extent governed by New York law, we have assumed the Notes will be duly executed, issued, sold and delivered by the Company, all in accordance with the offer and sale contemplated by the Prospectus.

(g) We have assumed each of the Base Indenture and the 2022 Notes Indenture (i) remains effective as of the date hereof and (ii) has been and remains duly qualified under the Trust Indenture Act of 1939, as amended.

(h) We have assumed the Notes have been (i) delivered to the Indenture Trustee and authenticated by the Indenture Trustee in accordance with the terms of the 2022 Notes Indenture and (ii) delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement.

(i) We express no opinion as to the statutes, administrative decisions, and rules and regulations of any county, municipal and special political subdivisions.

Based on the foregoing, and qualified in the manner and to the extent set forth herein, we are of the opinion that:

1. The Company is a corporation existing and in good standing under the laws of the State of Kansas, with the corporate power generally to conduct business and to own or lease properties.

2. The 2022 Notes Indenture has been authorized by all necessary corporate action of the Company. The 2022 Notes Indenture has been duly executed and delivered by the Company.

3. The Notes have been authorized by all necessary corporate action of the Company. The Notes have been duly executed and delivered by the Company.

4. The (i) execution, delivery and performance by the Company of (A) the 2022 Notes Indenture and (B) the Notes, (ii) issuance and sale by the Company of the Notes, and (iii) compliance by the Company with the terms and provisions of the Transaction Documents will not (Y) violate any Kansas law or regulation known to us to be generally applicable to transactions of this type, or (Z) violate or result in a default under any of the terms and provisions of the Articles and Bylaws.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to such filing. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the above-described Form 8-K and to the reference to Polsinelli Shughart PC under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Polsinelli Shughart PC
Polsinelli Shughart PC

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